EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT OF TOYOTA MOTOR CREDIT CORPORATION (“THE SERVICER”)

I, Wei Shi, certify that:

(a)   A review of the Servicer’s activities and of its performance under the applicable Sale and Servicing Agreement during the period from February 3, 2011 to December 31, 2011 has been made under my supervision.

(b)   To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout the aforementioned period.

March 27, 2012

                     By:  /S/ WEI SHI

Wei Shi
Vice President – Treasury, Finance & Analytics
Toyota Motor Credit Corporation, as Servicer of theToyota Auto Receivables 2011-A Owner Trust

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